Exhibit 99.1

WorldGate Receives Notice From Nasdaq of Non Compliance With Certain of Its
Marketplace Rules And Issues Public Announcement Pursuant To Nasdaq Rule
4350(b)(1)(B)

April 17, 2007—Trevose, PA—WorldGate Communications, Inc. (Nasdaq: WGAT) announced today that it has received notices from the staff of the Nasdaq Stock Market that the Company is not in compliance with certain requirements for continued listing.

On April 11, 2007, the Company received a notice from Nasdaq stating that the Company does not comply with Marketplace Rule 4310(c)(2)(B).  This rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.   The notice stated that the staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.

In this notice Nasdaq requested that the Company provide on or before April 26, 2007 the Company’s specific plan to achieve and sustain compliance with all of The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.  If, after the conclusion of the review process, Nasdaq determines that the Company’s plan does not adequately address the issues noted, Nasdaq will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal the decision to a Nasdaq Listing Qualifications Panel.

On April 17, 2007, the Company received a notice from Nasdaq staff indicating that for the last 30 consecutive business days, the bid price of its common stock, $0.01 par value, has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(4).  In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days from the date of notification to achieve compliance.  In general, a company can restore compliance with Marketplace Rule 4310(c)(4) if its common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days.  If we have not achieved compliance by the 180th day, but we can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement), the Company will have an additional 180 days to achieve compliance with Marketplace Rule 4310(c)(4).

The Company expects to provide its plan for regaining compliance with the Marketplace Rules to Nasdaq by April 26, 2007.

In compliance with Nasdaq Rule 4350(b)(1)(B) requiring a public announcement of the receipt of an audit opinion that contains a going-concern qualification, the Company’s financial statements for the year ended December 31, 2006, which were included in its March 16, 2007, Form 10-K filing with the Securities and Exchange Commission, continued to contain a going-concern qualification from its auditors.  This announcement does not reflect any change or amendment to the financial statements as filed.

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes personal video phones. WorldGate’s products will be marketed to consumers through cable, DSL, VoIP and satellite service providers as well as through retail stores worldwide under the Ojo brand name. Ojo personal video phones offer high quality, real-time, two-way video communications with video messaging and an optional cordless handset. Ojo is easy to install, and is as easy to operate as a regular telephone; since it plugs into a broadband connection, no PC is required, and it uses the existing phone number. Ojo (PVP 1000) also makes conventional (or VoIP) voice-only phone calls using the existing household telephone service. Ojo’s iconic and functional design features an eye-level screen and camera, a self-viewer, a full-duplex speakerphone, photo-based caller ID and phonebook and one-touch controls for video and voice privacy. Ojo video phone is designed to conform to industry standard protocols (SIP) and utilizes enhancements to the latest technology for voice and video compression (H.264) to achieve superior quality at data rates as low as 100 Kbps. WorldGate has been awarded a patent for its distinctive design and has other patents pending for its specialized technology. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. More information on WorldGate and the Ojo video phone can be accessed at http://www.wgate.com..

WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will, “believes,” “plans,” “expects,” “anticipates” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312